Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Floor & Decor Holdings, Inc. 2017 Stock Incentive Plan of our reports dated February 23, 2023, with respect to the consolidated financial statements of Floor & Decor Holdings, Inc. and the effectiveness of internal control over financial reporting of Floor & Decor Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 29, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

May 18, 2023